Exhibit 99.2

Extreme Networks

Fiscal Third Quarter 2007 Revenue Results Conference Call

April 26, 2007, 5:00 p.m. EDT

Operator

Good afternoon, ladies and gentlemen, and welcome to the Extreme Networks third quarter revenue results conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the questions and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded Thursday, April 26, 2007.

This afternoon Extreme Networks issued a press release announcing the company’s revenue results for the third quarter of fiscal year 2007. A copy of this release is available on the company’s website at extremenetworks.com. This call is being broadcast live over the internet and will be posted on the Extreme Networks website for replay shortly after the conclusion of the call.

The company has asked me to remind you that some of the remarks made during this call may contain forward looking statements about financial and business guidance, industry trends and market adoption, product introductions and customer due diligence, among other factors. These reflect the company’s current judgment on those issues. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.

In addition, all announced results are preliminary and may be subject to change when the review of the quarter is concluded and/or a 10Q is filed for the quarter. Please note that management intends to end the Q&A session at approximately 3:00 o’clock p.m. Pacific time today.

I will now turn the call over to Mark Canepa, President and CEO of Extreme Networks. Please go ahead, sir.

M. Canepa

Thanks, operator, and thanks to everyone for joining us today. I’m going to take a few minutes to discuss some top level highlights of the quarter and talk to you about some of the areas in which we’re making progress. I believe that a number of these improvements are beginning to show up in our numbers. I also believe that some will take more time to see fruition.

Then I’ll turn the call over to Karen Rogge, our new CFO, who has been with the company for about three weeks now. We welcome her to the Extreme team and look forward to letting you get to know her better during the coming weeks.

This quarter, revenues showed a slight sequential decrease to $85.1 million and were approximately flat year-over-year. If you look back on the last five quarters, each one was marked by year-over-year revenue declines until this quarter. Given that, we view these results as an early indicator that we’ve arrested the year-over-year revenue decrease in a seasonally soft quarter.

In addition, we continue to make a lot of important progress in key areas, particularly to organize ourselves into the three product groups, put the right leadership in place at the top of those groups and bring necessary change to reinvigorate our sales and marketing organizations.

Progress shows itself in the following areas. Bookings of our XOS based products continue to increase with sales in excess of 50% of product bookings, up sharply as a percentage from Q2. Bookings of our Summit X450 family, which brings our ExtremeXOS operating system to the edge of the network, were also up sequentially. I believe this trend will continue as we introduce even more new XOS based products this month.

10 gig ports bookings increased sequentially as did new bookings for PoE ports which were once again in excess of 10% of total ports booked. We expect PoE ports to continue to grow based on demand for IP telephony and wireless.

Bookings through our Avaya channels, both direct and through resellers, were again in excess of 10% of total product bookings. EMEA and Asia Pacific achieved the highest third quarter booking and revenue performance in their history. For EMEA, that comes after their strongest Q2 performance in the company’s history. We’re very pleased with the success that we’re continuing to have in those geographies.

Gross margin percentage without the adjustment for stock based compensation continued to increase sequentially for both products and services. We attribute that to ongoing cost control in our supply chain organization and a mix shift towards newer products, which had higher relative margins.

Sales, marketing and G&A expenses without the adjustment for stock based compensation, restructuring and stock option investigation all decreased. R&D was the one expense area that was up during the quarter as we complete the final development, beta testing and product launch activities of our new products as well as activities related to the design of the fifth generation of our chipset.

Those were just some of the positives. On the flip side, our product book-to-bill ratio was approximately one. Our backlog decreased slightly but remains above Q1 as we were not quite able to catch up with the demand generated by some of our newer products.

Services revenue were slightly down, largely because of the product mix shift towards more XOS based products. I’ll address more of the changes we’re making in our services structure further down in the presentation.

In general, as we strive to become more solutions oriented I believe that services, especially professional and educational services, will need to become a more important part of our strategy and an overall larger part of our revenue stream.

A real trouble spot remains the Americas’ revenue picture. Revenue results in the Americas were below what we would expect. While I believe we’re making the changes to turn this around, we did not show sufficient signs of improvement this quarter. We believe that the decline is leveling off but we would have liked to have seen more wins and bookings from this key region.

In the Americas we continue to aggressively focus on sales force retention and have made some progress. We’ve cut voluntary attrition by roughly one-third of what it had been in each of the last few quarters. Much of our success in reducing attrition comes from increased efforts to ensure that our sales teams have solid marketing behind them.

At the beginning of April, a new Vice President of Worldwide Sales joined the team. In his first few weeks he is already giving full attention to key sales support and marketing initiatives, which lie at the heart of solid sales execution. Again, I believe we have begun to level things off and we’re looking forward to seeing further signs of improvement.

Turning to progress on other key initiatives. You’re familiar now with our decision to create three product groups, each of which contains engineering and the relevant product management and product marketing teams. These organizations, each headed by a vice president reporting directly to me, are all in operation. We’re also building the measurement systems to understand and drive these groups.

On the last call I announced that the heads of scalable products and emerging products were in place. The head of volume products has also been in place since the first part of February.

Looking at our business by market segments. In the metro carrier and service provider ethernet segments, we further expanded our global customer base with what we call our multidimensional Ethernet. We won business at India’s Grameen Phone Limited to serve as the bandwidth aggregation switches for a mobile packet backbone network. This is a multiple month project that further signals how communications networks are leveraging the scalability and cost effectiveness of Ethernet technology.

Our solutions are also part of two mobile phone companies in India, Idea Cellular and Bharti Cellular Limited, where we deliver the data transport portion of their networks.

We also continue to support traditional triple play applications with various new customers across Europe in connection with our partnerships with Ericsson, Nokia and Siemens. Wind Azienda and T2 Slovenia are just two examples of that ongoing work.

We also completed the design and entered beta testing of a smaller form factor BD12K to drive our hierarchical quality of service technology closer to the edge of the aggregation layer in metro Ethernet. This is part of our strategy to drive more intelligence at the edge, which enables more cost effective and scalable layer two networks.

In summary, the expanded BD12K family will allow us to deliver more scalable capabilities to the telecommunication and service provider industry.

As part of our continued focus on the carrier and service provider segment, we’re moving ahead with the development of our fifth generation ASIC chipset which enables even higher functionality networks for the telecommunication, enterprise and data center markets. The decision to move forward with the new chipset is based on our strategic decision to continue driving a strong presence in the carrier market.

In the enterprise segment we won a number of significant new customers in our key verticals. In higher education, wins included Kansas State and Villanova Universities and also in Italy, University of Milano Bicocca and in the UK, Thames Valley University.

In healthcare we were selected to bring a wireless solution to the wired network at Toronto’s St. Michael’s Hospital, a world renowned academic health science center with a staff of 5,000.

And in the financial and government sectors, wins include Thornburg Mortgage, a nationwide lender, as well as the London Underground which selected us to conduct a significant network renovation. We’re also winning more emerging market opportunities such as in Asia Pacific where we’ve won business with the China National Offshore Oil Corporation.

By focusing on these enterprise industry verticals, we can be more solutions oriented when responding to particular needs and distinguish ourselves from the competition. We believe that the features and capabilities we have developed for these industries can be readily applied to other verticals of interest, such as state and local government, K through 12 education and media.

To support our enterprise market focus, just this week we introduced the Summit x250, a  10/100 fixed configuration switch in 24 and 48 port models with PoE available on every port. With this product announcement we have further driven our XOS operating system capabilities and deliver functionality that you would only expect at the core of the network all the way out to a cost effective  10/100 edge platform.

To further show our commitment to provide enterprise capable products at the edge of the network, we also announced an extension to our wireless product line with even more scalable capabilities. The Summit WM200 and 2000 LAN controllers provide an easy way to manage, secure and deliver highly scalable wireless LAN solutions.

Also this week we announced the release of our XOS operating system version 12.0, which now supports SummitStack for unified management of fixed configuration switches as a single virtual switch. With VoIP continuing to be a very important application, the ability to provide highly scalable functionality with rich capabilities such as IPv6, universal port management and full stacking capabilities in a low cost platform is truly a first for the network industry. The x250 switch, coupled with XOS, drives rich enterprise and carrier features from the core to the network edge.

We’re bringing these efforts together under a single marketing launch named “Taming the Chaos at the Edge,” reaching out to key press, industry analysts, channel partners and customers in support of our salesforce.

Other progress during the quarter includes putting in place a vice president for our operations and supply chain team reporting directly to me. In addition, you’ve heard me talk in the past about how I view the increased importance of support, professional and educational services to the success of the company’s strategy. As part of our focus on it, I have decided to make services its own group under a vice president who will also report directly to me. We’ve already initiated an external search for a VP of worldwide services.

Finally, Karen Rogge, the company’s new CFO, is on board. I want to thank Mike Palu for his tremendous effort to accomplish both his controller’s job as well as that of the acting CFO while we conducted this very important search for the company. With Karen on board, our senior finance team is essentially complete and we can begin in earnest a top down financial analysis of the company to find areas to improve efficiency and take out cost.

With that, I’d like to introduce Karen Rogge, our new Chief Financial Officer. Karen?

K. Rogge	Thank you, Mark. I’m delighted to join you and the talented team at Extreme Networks. In the weeks and months ahead, I look forward to speaking with many of our shareholders and colleagues in the investment community.

Today I will briefly review our revenue results for the quarter and some of our key balance sheet metrics.

As previously announced, the company’s Board of Directors has appointed a special committee of independent directors to conduct a review of the company’s historical practices for stock option grants and accounting for stock option grants. The company has reached a preliminary conclusion that the appropriate measurement dates of certain stock option grants for financial accounting purposes differ from the recorded grant dates of those awards and we expect to restate our prior financial statements. As a result of the ongoing investigation and the expected restatement, we are unable to provide detailed GAAP or non-GAAP financial statements.

The special committee has not yet completed its review of historical stock option grant practices. We intend to file our 2006 10-K as well as the 2007 10-Qs after the committee has completed its review and we have completed our documentation and external audit of the applicable accounting and tax treatments.

Now, let’s take a look at revenue. Revenue for the quarter was $85.1 million, consisting of $69.6 million in product and $15.5 million in service revenue. Overall revenue was down 2% sequentially. The third quarter is a seasonally down quarter for the company.

Revenue was slightly down in comparison to the year ago quarter of $85.5 million. Product revenue was $69.6 million, down 2% sequentially and up slightly from the prior year. Service revenue was $15.5 million, down 2% sequentially and 5% from the year ago quarter. Our product book-to-bill ratio was approximately equal to 1 and our service book-to-bill ratio was less than 1 due to normal seasonality.

Looking at revenues on a geographic basis. In EMEA, which includes our European operations, the Middle East and Africa, our revenues were $34.1 million in the quarter. This is down 6% or $2.3 million sequentially and up 2% or $500,000 from the year ago quarter. In the U.S., revenues were $30.8 million, down 2% or $700,000 from the December quarter and down 9% or $3.1 million from the year ago quarter.

Revenues in Japan were $5.6 million, an increase of $1 million or 22% from the second quarter. This is the first quarter of sequential revenue growth in Japan for the last five quarters. Revenues in Asia outside of Japan were $13.7 million, an increase of 3% from the preceding quarter and 47% from the prior quarter.

Revenues in other geographies, primarily North America outside of the U.S. were approximately $900,000, consistent with the December results and the year ago quarter.

Shipments of modular products represented 45% of sales, and stackables 55% of sales which is consistent with the prior quarter results. The split of enterprise sales and service provider sales was 75% and 25%. This is a slight shift towards enterprise sales as compared to the December quarter.

Now I’d like to comment on a couple of trends affecting our costs. Looking at gross margin trends excluding the effect of stock based compensation, we saw overall gross margin improvement this quarter compared to the prior two quarters. Product margins improved due to a shift in product mix towards our newer products and lower period costs such as inventory obsolescence. Service margins increased sequentially driven by ongoing cost control initiatives.

My following comments will provide trends on operating expenses. Note that these comparisons exclude stock based compensation, costs related to our options investigation and restructuring charges.

Overall, operating expenses were higher in Q3 as compared to Q2 primarily on higher R&D expense. We made incremental investments in the quarter to support the Q4 product launches described by Mark. In addition, we are beginning the investment in our next generation ASICs and modular family of products. We expect R&D costs to continue to trend higher in comparison to the first half of the fiscal year due to continued investment in the next generation ASICs and modular products.

Sales and marketing expenses trended down in Q3 as compared to Q2. Overall G&A remained relatively flat on a sequential basis. However, our third quarter G&A expenses do include approximately $900,000 more in legal defense costs than recognized in our fiscal Q2 period. We expect to continue to incur higher legal fees related to intellectual property litigation in the next several quarters.

Regular headcount at quarter end stood at 880, up from 874 at the end of the December quarter. This increase was due to much lower attrition than we had experienced in prior quarters. In acknowledgment of the lower attrition rates, we have tempered our hiring practices and expect headcount to trend lower going forward.

Other income was $2 million in the quarter. Total shares used to calculate diluted earnings per share in the quarter were 115.3 million. Shares used to calculate basic EPS were 113.6 million and total shares outstanding at quarter end were 114.1 million.

Now I’ll turn to comment on the balance sheet. Cash and cash equivalents, short term investments and marketable securities on April 1st totaled $214.7 million, an increase of $10.6 million sequentially. This increase in cash and investments is the result of positive cash flow from operating activities.

Other items affecting the company’s cash flow in Q3 include: capital expenditures were approximately $1 million, depreciation and amortization was approximately $2 million, and amortization of the warrant was $1 million.

Net inventory at quarter end stood at $22.2 million, a decrease from the $23.2 million at the end of Q2. Inventory turns stood at seven for the quarter.

Accounts receivable was $25.1 million, down from $30.2 million, sequentially primarily due to lower billings compared to the December quarter and improved collections. DSO at quarter end stood at 27 days, an improvement of 4 days in comparison to Q2.

Accounts payable was $19.2 million compared to $16.7 million in Q2, driven by efforts to smooth the timing of inventory purchases over the quarter.

As a reminder, we do not provide specific financial guidance for upcoming quarters. Investors should note that our quarters are backend loaded with approximately 50% of our business done in the last month of the quarter and it is fair to say our visibility can be limited. It is still the case where one or two large deals a quarter can make a difference between sequentially up or sequentially down revenue results.

With that let me turn the call back over to Mark.

M. Canepa

Thank you, Karen. Before we open up the call to your questions I want to recap my remarks.

The March quarter was one in which we made progress by bringing on board three additional members of the senior management team, including the worldwide VP of sales and the CFO. We also completed the development of several key new products to reinforce our capabilities to bring significant intelligence and control to the edge of the network. We began to see more stability in the Americas sales team as an early indicator to potential business improvement in this geography.

While the expected business results are not yet there, we continue to focus on improving the health of this part of the business.

Finally, I want to offer a sincere note of thanks to all of our dedicated employees who are working very hard to bring Extreme Networks back to sustained growth and profitability. I know that my expectations for the success of the company are shared by each one of you. Thank you.

Operator	Thank you, sir. We will now begin the question and answer session. As a reminder, if you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, press the star followed by the two. If you are using speaker equipment, you will need to lift the handset before making your selection. One moment please.

Our first question comes from Tim Long from Banc of America Securities. Please go ahead.

J. Lubert	This is Jess Lubert dialing in for Tim. A couple of questions. First, in the U.S., the weakness there, to what extent is it a macro issue versus a company specific issue? Then do you believe some of this weakness is due to the products that you’re offering and what kind of timing do you expect on the new chipsets?

M. Canepa

Lots of questions there. The first one is we don’t believe that it is a general market issue. While the expectation for the market growth overall worldwide and the market growth in the U.S., by reading the same reports you can read, are generally showing that the overall industry growth is likely to be a little bit lower in 2007 than it was in 2006.

We believe that primarily our continued softness in the Americas is one of execution within the company. It is an issue that we have been working on for the last several quarters.

The reason we say this is that our performance outside of the U.S. continues to be relatively strong and we use the same product line in most of our geographies. As we do compete for business, we find that while there are some subtle differences in various parts of the world, by and large the telecommunication problems of enterprises and carriers tend to be relatively consistent. We believe that it is an area where we have to focus on our capabilities and I think do better.

Regarding the chipset, following the last couple of quarters of me being onboard we did an extensive analysis and assessment of the markets we needed to be in and I’ve been keeping you apprised of the markets we were going to enter and remain in. Last time I told you that we’d made the decision to remain positively focused on the carrier space.

With that in mind, our fourth generation chipset which is built into the products that we are currently shipping is partway through its life cycle. Chipsets take a number of years to develop so it was time to begin in earnest the process of getting the next generation going. It’ll be some time before you see products that come out of those technologies.

J. Lubert	Then can you talk about what’s left to be done with the filings? Is it just a procedural issue at this point in time or is there additional due diligence that’s going on?

M. Canepa	I’ll let Karen take a stab at that one.

K. Rogge

As we previously stated, we’ve reached a preliminary conclusion to the ongoing review and that conclusion is that the appropriate measurement dates for financial accounting purposes and certain stock option grants differ from the reported grant dates of those awards. And while the evaluation of the accounting impact of that is still ongoing, the company and our audit committee have concluded after consultations with management and independent advisors that additional non-cash charges for stock based compensation expense will be required that will be material with respect to certain fiscal periods.

What I can tell you, Jess, is this is my number one priority to get through. We would all like to have published financials and that is as far as I can comment at this point.

J. Lubert	At this point in time is this matter just a folder sitting on the regulators’ and the auditors’ desks waiting to be reviewed? Is that how we should think about it?

K. Rogge	Jess, I think we’ve commented as far as we can. The special committee is still working the issue and we are working through the process and that’s as far as we can comment at this point.

J. Lubert	All right. Thank you.

Operator	Thank you. Our next question comes from Ryan Hutchinson with WR Hambrecht. Please go ahead.

R. Hutchinson	Good afternoon.

M. Canepa	Is this Ryan?

R. Hutchinson	It is, yes.

M. Canepa	Hey, Ryan.

R. Hutchinson	Hi, how’re you doing?

M. Canepa	I’m doing well.

R. Hutchinson	Great. I just want to get a sense of the overall OEM sales in the quarter and what plans you have to develop new relationships there or strengthen existing ones.

M. Canepa	I’ll talk a little bit about it. You saw we announced the WM200 and 2000... I think you asked me the same question last time, right? When you say by OEM you assume the products, technologies for which we partner to bring into the company?

R. Hutchinson	I’m talking just your strategic relationships that you have. You know, Avaya and some of the others.

M. Canepa

It gets asked both ways. Let me address that one. Our strategic outgoing partner relationships continue to be strong. To reemphasize, today we have three major strategic partners. They are Avaya together with the Avaya business partner community. They are Siemens. They are Ericsson. I guess now for the first time we can talk about the part of Siemens that broke off from Siemens and joined Nokia into the joint venture called Nokia-Siemens.

Those are the primary 4 partners from a strategic nature that we go to market. Those relationships continue to be very strong. Revenue continues to be very strong there. We have key senior sales focused that are focused on those accounts. I have personally visited with all of those accounts in person here over the last 90 days and I continue to be very pleased with the amount of common business development that we’re able to generate through those go-to-market partnerships.

R. Hutchinson	In terms of how we should look at that moving forward, the Avaya relationship seems pretty formal but talk may be about is there going to be a strengthening of the relationship with the existing strategic partners you have in place or is there a strategy to develop new ones moving forward?

M. Canepa

Certainly my belief is that the relationship with the partners I’ve mentioned is going to continue to strengthen. I am spending a lot of my personal energy and attention visiting them at the highest levels of their respective corporations, and then any time I’m in a geography I make it a point to go visit the local partner office and talk to the highest level of management in any one country so that they know directly from me why this stuff is so important.

That said, with our continued focus on the carrier market, we continue to find ways to either do more here or find other partners. I can’t quite comment on any further partnerships at this point. What we have done internally to our marketing organization is that we have formalized a carrier solutions marketing team that is specifically focused on driving solutions in the carrier metro Ethernet service provider space.

With that team in place this quarter, we’re beginning to see the output of that team enable the furthering of these strategic alliances.

We’ve also created and formalized a voice application solutions team within our marketing organization and so for those voice intensive applications, obviously Avaya being the largest, but there are also large elements of Siemens enterprise that are focused on VoIP. We’ve mentioned in the past joint programs with companies like Shoretel and so on in this space so we continue to put a lot of energy focus on those markets.

R. Hutchinson	So it’s fair to say we should expect to hear more on this front over the next several quarters?

M. Canepa	Absolutely. We’ve been pretty consistent in saying that carrier is a huge market for us, that within the enterprise space we focused on a number of these verticals, that a common theme across those verticals is the need for sophisticated voice-over-IP, IP telephony solutions so that is a common theme across our enterprise space.

R. Hutchinson	Then just a couple follow ups. On the gross margin, should we expect them to continue to improve here?

M. Canepa

Obviously we’re working very hard on our supply chain. I’ve been saying that pretty consistently for the last couple of quarters. If you’ve seen one of the changes I’ve made to strengthen that is I separated the services organization from the supply chain organization. I promoted one of the persons in there to be the Vice President reporting directly to me.

We’re shining a spotlight on our supply chain. We believe that over the next couple quarters, there’s continued room to improve there. I’ve been telling you about the fact that we moved our 8800 product from a traditional manufacturing methodology to more of an ODM methodology using an Asian supply chain. Little by little we’re beginning to see improvements in that area.

The X450 product that we released back a couple of quarters or so ago is gaining a lot more traction. As I mentioned to you, that product has pretty good margins so you’re beginning to see that reflected. Karen is now on board and I’ve given her the power to go look under every rock in this company to find efficiencies and cost improvements. Certainly our supply chain has areas that can stand scrutiny. We’re going to be looking very carefully on that.

It’s tough to make predictions. If the product mix shifts certain ways in the short term, we could see gross margins bounce around a little bit but secularly we’re working pretty hard to drive the supply chain to improvement.

R. Hutchinson	Finally, a clarification on the opex. Was it higher this quarter than last quarter?

M. Canepa

Yes. Karen mentioned that opex this quarter was a little bit higher than last quarter. I wanted to make sure that we got those 3 or 4 projects that we got done, done, and out there and shipping and in the hands of the salesforce to give them as much runway as possible in Q4. So we got that done.

In addition as I said, we began to spend a little bit of money … there was a big lull in our silicon development effort over the last several quarters while we were enjoying the fruits of the fourth generation and now we’re beginning to pour a few more dollars into getting that fifth generation chipset going.

R. Hutchinson	I guess as we look into next quarter should we expect that the opex trends start to see some cost cutting initiatives take place and the benefit from that?

M. Canepa	I’m sorry, which part of cost cutting were you referring to?

R. Hutchinson	Just next quarter in terms opex trends. I’m just trying to get a sense. Are we going to see opex continue to creep a little bit higher overall or?

M. Canepa

We’re working really hard on opex. As Karen said, one of the good news that happened over the last 90 days is that for whatever set of reasons, attrition markedly slowed down in a number of areas in the company. Quite a bit in the salesforce in the Americas as I mentioned but really a lot lower attrition in engineering than we had expected, and with engineering you’ve always got a queue, especially for hiring outside of the U.S., that queue can be quite long.

So when we noticed the decrease in attrition clearly we took immediate action on it. But it takes a little bit of time to flush the pipe, and so we believe we’re largely through that. We got our handle on it and we’re taking the appropriate action to get this stuff heading in the right direction.

R. Hutchinson	Great. Thanks and good luck.

M. Canepa	Just one question in the queue at a time.

Operator	We have one question coming from Matt Shimao with Bear Stearns. Please go ahead.

M. Shimao	Hi, guys. Karen, welcome aboard.

K. Rogge	Hi.

M. Shimao	Maybe a clarification, then a question if I may. First a clarification. I think I heard you say the services revenue was down because of the mix shift towards XOS based products. That’s not intuitive to me so if you could clarify that, I would really appreciate it.

M. Canepa	Ask the question again, I’m sorry. I didn’t quite...

M. Shimao	I think I might have mis-heard. But I think I heard you say in your prepared remarks, Mark, that the services revenues were down because of a mix shift toward XOS based products.

M. Canepa	Yes. There’s a number of elements here that are coming together.

Certainly the last set of XOS based products that we introduced tended to be lower in product, a little closer to the edge, like the X450 based products. As the product revenue shifts around a little bit between more core products or more edge products and depending on the richness and the newness of our product lines, it kind of wanders around a little bit.

When we tend to sell more core based products, the mix tends to head a little bit in that direction. As you can imagine, our customers will tend to buy a richer set of support professional, educational services around it because it tends to be in the heart of their network and any network outage or any miss-architectural design in that part of the space can have pretty sizeable consequences to their network operations.

When they buy relatively more product more out toward the edge, those products tend to be a little bit simpler, a little bit better packaged, so the relative quantity of services that get dragged along with it tend to be a little bit less, they don’t require as much PS implementation, the support services tend to be a little simpler and straightforward.

Those things tend to bounce around a little bit. That’s one area.

The second area in general is our XOS based products and as XOS continues to get better, our CLIs, the ability to program it gets better. Our GUI gets easier to use, the ability of the customer themselves to perform certain things that in the past they might have had to come and ask for our professional services help might be a little bit less.

In general we see that obviously our XOS operating system does a really good job making things simpler which is the whole idea of it. We want to make these implementations as simple as possible. We want to make more customers comfortable with installing and implementing these things.

A little bit of the flip side is sometimes we sell less professional services and so on with it. In general I want to provide a richer set of services, which is why I’ve chosen to hire a full time vice president of services, somebody who can come in here and really plot out a strategy over time to say okay, how do we get a richer services mix, how do we become a bit more strategic about the services component as part of the overall solution.

M. Shimao	Great, that’s helpful. My question is why did you make the decision to not continue to hire? I guess is this a near term decision or is it your plan to go maybe a year without adding significantly to the headcount?

M. Canepa	Because of all the variables in play, right. I want to balance the headcount in the organization, therefore the expense of the organization with the margin and the revenues and the growth we’re able to produce, and so on. There are several parts that are flying together and are being looked at in their entirety.

As I’ve mentioned in the past, I want to make sure that we have real tight control on our expenses and as I mentioned in the past the area where, subject to the business growing, that we will continue to feed the headcount into the salesforce and to a little bit of an extent, to the marketing support behind the salesforce.

I want to be very judicious at only spending the requirements to support the business. I believe there’s some areas in the company where efficiencies can be significantly improved.

Now that Karen in on board, as I mentioned we’re going to take a top to down view. It’s something that probably we might want to have started sooner but as you well know with the ongoing stock option investigation kind of consumed the minds of most of the senior finance staff in the company.

With the completion now of the senior management team in finance, we can get onto it in earnest.

When you’re faced with those variables, you want to approach this thing from the cautious side rather than the aggressive side.

M. Shimao	Thank you very much. Good luck.

M. Canepa	My understanding is that since there are no more questions in the queue, I want to thank all of you for joining us today. Karen and I look forward to updating with our continued progress on our next conference call. Thanks again. Look forward to seeing you soon.

Operator	Thank you. Ladies and gentlemen, this concludes the Extreme Networks’ third quarter revenue results conference call. Thank you for participating and you may now disconnect.